Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934


Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box
[ ] Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14-11(c) or 240.14a.12

                    APPLIED BIOSCIENCE INTERNATIONAL INC.
              (Name of Registrant as Specified in Its Charter)

                    APPLIED BIOSCIENCE INTERNATIONAL INC.
                  (Name of Persons Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
     6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0.11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0.11.:

     (4)  Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     APPLIED BIOSCIENCE INTERNATIONAL INC.
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 22, 1995
                              -------------------

    NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of Applied Bioscience International Inc., a Delaware corporation (herein called "APBI" or the "Company"), will be held at the offices of Lehman Brothers Inc., 625 Madison Avenue, New York, New York, on June 22, 1995, at 11:00 a.m., Eastern Daylight Time, to consider and act upon the following matters:

    1. To elect one director of the Company to hold office until the 1998 Annual Meeting of Stockholders and until his successor shall be elected and shall qualify.

    2. To approve a proposal to adopt a Stock Option Plan For Outside Directors, which would provide certain directors of the Company with an opportunity to acquire a proprietary interest in the Company and an additional incentive to promote its success.

    3. To approve an amendment of the APBI Stock Incentive Program (1990), which would both increase the number of shares of APBI Common Stock reserved for grants of options and restricted stock awards under such Program from 5,000,000 to 6,500,000 and place certain limitations on the number of options and restricted stock awards that may be awarded to any of the Company's senior executives or other plan participants during the remaining term of such program.

    4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record as of the close of business on May 1, 1995, are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

    PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated:  May 15, 1995

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              BY: CRAIG E. CHASON
                                                  Corporate Secretary

                     APPLIED BIOSCIENCE INTERNATIONAL INC.
                            4350 NORTH FAIRFAX DRIVE
                         ARLINGTON, VIRGINIA 22203-1627
                              -------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 22, 1995

                              -------------------

                                    GENERAL

    This Proxy Statement is furnished to stockholders of Applied Bioscience International Inc., a Delaware corporation (hereinafter called the "Company" or "APBI"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 22, 1995, or at any adjournment thereof, at 11:00 a.m. for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about May 15, 1995.

    If properly executed and returned to the Company and not revoked, proxies will be voted at the meeting or any adjournment or adjournments thereof, in accordance with the instructions contained therein. At any time before it is voted at the meeting, any proxy may be revoked by the person giving it by (i) delivering to the Secretary of the Company a written notice stating that the proxy is revoked, (ii) executing and delivering a later dated proxy, or (iii) voting in person at the meeting.

VOTING

    Only holders of record of shares of the common stock of the Company, par value $.01 per share (the "Common Stock"), as of the close of business on the record date, May 1, 1995, are entitled to receive notice of, and to vote at, the meeting or any adjournment thereof. The Common Stock constitutes the only class of securities of the Company outstanding and entitled to vote at the meeting. Each holder of outstanding shares of Common Stock is entitled to one vote for each share of Common Stock held as of the record date. All shares of Common Stock that are present at the meeting, in person or represented by proxy, will count towards determining the presence of a quorum at the meeting. Shares that are not voted on a particular matter (whether by abstention, broker nonvote or otherwise), therefore, will have no impact on the determination of the presence of a quorum. At the close of business on May 1, 1995, 28,175,048 shares of Common Stock were issued and outstanding.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of May 1, 1995 by (i) each person who was known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock then outstanding, (ii) each nominee for election as a director of the Company, (iii) each director of the Company and each of the executive officers of the Company named in the Summary Compensation Table, and
(iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the directors, executive officers and stockholders listed below, and the directors and executive officers as a group, have sole voting power and sole investment power with respect to the shares beneficially owned by them.

                                                            COMMON STOCK OF THE COMPANY,
                                                              PAR VALUE $.01 PER SHARE
                                                           -------------------------------
                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL      PERCENT OF
    NAME OF BENEFICIAL OWNER                                   OWNERSHIP          CLASS
- --------------------------------------------------------   -----------------    ----------
General American Investors Company, Inc.(1).............       2,220,513            7.9%
Merrill Lynch & Co., Inc.(2)............................       2,347,100            8.3
Pioneering Management Corporation(3)....................       1,540,800            5.5
State of Wisconsin Investment Board(4)..................       2,800,000            9.9
Richard J. Hawkins(5)...................................       2,278,313            8.1
Kenneth H. Harper(6)....................................         529,220            1.8
Stephen L. Waechter(7)..................................          12,855           *
John D. Bryer(8)........................................        --                --
Swep T. Davis(9)........................................          21,250           *
Charles L. Defesche(10).................................          26,052           *
Steven A. Fleckman......................................        --                --
Frederick Frank.........................................        --                --
Joseph H. Highland(11)..................................         569,166            2.0
Frank E. Loy............................................           4,500           *
Thomas J. Russell.......................................        --                --
John H. Timoney(12).....................................         202,556           *
Grover C. Wrenn(13).....................................         920,580            3.3
All directors and executive officers as a group
  (14 persons)(14)......................................       2,327,934            8.0

- ------------

* Represents less than 1%

 (1) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1995. Includes 809,032 shares over which General American Investors Company, Inc. shares voting and investment power with General American Advisers, Inc. The address of General American Investors Company, Inc. is 450 Lexington Avenue, New York, New York 10017.

 (2) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 1995. Consists of shares over which Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc. and Princeton Services, Inc. may be deemed to exercise shared voting and investment authority. Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc. and Princeton Services, Inc. disclaim beneficial ownership of such shares. The address of Merrill Lynch & Co., Inc. and Merrill Lynch Group, Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281. The address of Princeton Services, Inc. is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

 (3) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 25, 1995. The address of Pioneering Management Corporation is 60 State Street, Boston, Massachusetts 02114.

 (4) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1995. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

 (5) Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission on April 27, 1994. Mr. Hawkins' address is 324 Eanes School Road, Austin, Texas

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
     78746. Includes 1,189,799 shares owned by Mr. Hawkins' wife, as to which Mr. Hawkins does not disclaim beneficial ownership.

 (6) Includes 529,220 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990).

 (7) Includes 4,000 shares owned jointly by Mr. Waechter and his wife and 855 shares owned by the Applied Bioscience International Inc. U.S. Retirement Savings Plan, a 401(k) Plan, for the account of Mr. Waechter. Includes 8,000 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program
     (1990). Does not include 36,000 shares subject to options granted under the Company's Stock Incentive Program (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

 (8) Does not include 65,000 shares subject to options granted under the Company's Stock Incentive Program (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

 (9) Includes 4,000 shares owned by a partnership of which Mr. Davis is a general partner and 500 shares held by Mr. Davis' mother, as to which Mr. Davis does not disclaim beneficial ownership. Includes 16,750 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Does not include 50,250 shares subject to options granted under the Company's Stock Incentive Program (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

(10) Includes 25 shares which were transferred from the Pharmaco LSR International Inc. ESOP Program to the Applied Bioscience International Inc. U.S. Retirement Savings Plan, a 401(k) Plan, 25 shares owned by the Applied Bioscience International Inc. U.S. Retirement Savings Plan, a 401(k) Plan, for the account of Dr. Defesche and 26,002 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Does not include 108,008 shares subject to options granted under the Company's Stock Incentive Program (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

(11) Includes 97,500 shares held by the Highland-Mills Foundation, of which Dr. Highland is an officer and trustee, and 41,872 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Does not include 18,222 shares subject to options granted under the Company's Stock Incentive Program (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

(12) Includes 23,298 shares owned jointly by Mr. Timoney and his wife, as to which they share voting and investment power and 178,458 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Does not include 45,296 shares issuable pursuant to a supplemental retirement arrangement maintained by the Company for Mr. Timoney and 10,334 shares subject to options granted under the Company's Stock Incentive Program
     (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

(13) Includes 574,576 shares owned by the Grover C. Wrenn Revocable Trust, of which Mr. Wrenn is the sole trustee, beneficiary, and settlor; 2,870 shares owned by the Grover and Suzie Wrenn Foundation, of which Mr. Wrenn is an officer and director; 48,000 shares owned by the Wrenn Charitable Trust, of which Mr. Wrenn is a beneficiary; 22,374 shares owned by the Applied Bioscience International Inc. U.S. Retirement Savings Plan, a 401(k) Plan, for the account of Mr. Wrenn; 200,000 shares owned by Mr. Wrenn's wife; and 72,094 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program
     (1990). Does not include 75,334 shares subject to options granted under the Company's Stock Incentive Program (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(14) Includes 911,951 shares which may be acquired within the next 60 days pursuant to the exercise of options granted under the Company's Stock Incentive Program (1990). Does not include 373,926 shares subject to options granted under the Company's Stock Incentive Program (1990) which are not currently exercisable and will not become exercisable within the next 60 days.

                       ELECTION OF DIRECTORS (ITEM NO. 1)

    The Company's Certificate of Incorporation provides that the Board of Directors is to be divided into three classes of directors, with each class to be as nearly equal in number of directors as possible. The Board of Directors currently consists of nine directors divided into three classes, with the term of the first class expiring at the 1995 Annual Meeting of Stockholders, the term of the second class expiring at the 1996 Annual Meeting of Stockholders, and the term of the third class expiring at the 1997 Annual Meeting of Stockholders.

    The Company's objective is to have a majority of nonmanagement ("outside") directors on its Board effective as of the 1995 Annual Meeting of Stockholders. As of the Company's last annual meeting of stockholders, the Company's Board of Directors consisted of twelve directors but since that date, in connection with certain departures and management changes, three current of former members of management have voluntarily resigned from their Board seats. Mr. Swep T. Davis, who holds one of the two seats on the Board Directors whose terms expire at the 1995 Annual Meeting of Stockholders, and is the former president of the Company's Environmental Sciences Group, is not standing for reelection. In addition, in the interest of facilitating the restructuring of the Board's composition toward greater outside director participation, it is anticipated that prior to the Company's upcoming stockholders meeting that several other members of the Company's senior management may step down from their current Board seats.

    Mr. Fred Frank is the only member of the Board of Directors whose term expires at the 1995 Annual Meeting of Stockholders and who has been proposed for reelection to the Board of Directors. With Mr. Frank's reelection, the Board would have four outside directors which, after taking into consideration the additional anticipated management resignations, would constitute a majority of the Board. The Company intends further to increase the number of outside directors and, through its Nominating Committee, is actively identifying and reviewing other possible outside candidates. It is anticipated that further information will be available in this regard and will be announced at the Company's 1995 Annual Meeting of Stockholders.

    The persons named in the proxy, unless otherwise directed, will vote each proxy for the election of Mr. Frank. If, for any presently unforeseen reason, such nominee shall become unavailable to stand for election, the persons named in the proxy will have the right to use their discretion to vote for a substitute nominee.

    The person elected to the Board at the 1995 Annual Meeting of Stockholders will hold office until the 1998 Annual Meeting of Stockholders and until his successor shall be elected and shall qualify. Effective as of the date of the 1995 Annual Meeting of Stockholders, the Board of Directors has approved the reduction in the size of the Board to eight members so that the decision of Mr. Davis not to stand for reelection will not create a vacancy. To the extent any vacancies would otherwise be created by any management members subsequently stepping down from the Board, as described above, the Board intends to further reduce the size of the Board so that any vacancies are eliminated.

    The following table sets forth, with respect to each current director and executive officer of the Company, the name, age and all positions and offices with the Company currently held by each such person (unless such person will not be continuing in the capacity of either a director or executive officer following the 1995 Annual Meeting of Stockholders):

                                                DIRECTOR
    NAME                                 AGE     SINCE                   POSITION
- --------------------------------------   ---    --------   -------------------------------------
Kenneth H. Harper(1)(2)...............   64       1986     President, Chief Executive Officer
                                                           and Chairman of the Board of
                                                           Directors of the Company
Stephen L. Waechter(2)................   45       1993     Senior Vice President, Chief
                                                           Financial Officer, Treasurer and
                                                           Director of the Company
John D. Bryer.........................   61       --       President and Chief Executive Officer
                                                           of the Company's Pharmaco LSR
                                                           International Inc. subsidiary
Jamie G. Donelan......................   41       --       Controller
Steven A. Fleckman(1)(3)(4)...........   45       1993     Director
Frederick Frank(1)(3)(5)..............   62       1988     Director
Marvin L. Hendrix.....................   52       --       Assistant Treasurer and Assistant
                                                           Secretary
Joseph H. Highland(4).................   50       1990     Chief Executive Officer of the
                                                           ENVIRON division of the Company's
                                                           APBI Environmental Sciences Group,
                                                           Inc. subsidiary and Director of the
                                                           Company
Frank E. Loy(1)(3)(4).................   66       1991     Director
Thomas J. Russell, Jr.(1)(2)(3).......   63       1986     Director
John H. Timoney(2)....................   61       1986     Senior Vice President of the Company,
                                                           Secretary of the Company's APBI
                                                           Investor Relations, Inc. subsidiary,
                                                           and Director of the Company

- ------------
(1) Member of the Nominating Committee.

(2) Term as a director expires in 1996.

(3) Member of the Audit Committee and the Compensation and Stock Plans
    Committee.

(4) Term as a director expires in 1997.

(5) Term as a director expires in 1995.

    Under the terms of their respective employment agreements, upon expiration of the initial term or any subsequent term of service as a director of the Company that is within the term of the employment agreement, the Company has agreed to use its best efforts to cause its Board of Directors to nominate Dr. Harper and Mr. Timoney for reelection as directors of the Company.

VOTE REQUIRED TO ELECT NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS OF THE COMPANY

    The affirmative vote of the holders of a plurality of the shares of Common Stock cast on the matter at a meeting at which a quorum is present is required to elect each director of the Company. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be elected at the meeting. Accordingly, shares that are not voted (whether by abstention, broker nonvote or otherwise) have no impact on the election of directors except to the extent that such failure to vote for a particular individual results in another individual receiving a larger number of votes.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AS A DIRECTOR OF THE COMPANY.

BIOGRAPHICAL INFORMATION

    Dr. Harper was a co-founder of Pharmaco LSR Ltd. (formerly Life Science Research Limited), a United Kingdom subsidiary of the Company. Dr. Harper served as the Managing Director and Chairman of Life Science Research Limited from the time of its formation in 1972 until the Company became publicly held in 1987. From 1987 to 1991, Dr. Harper served as President and Chief Executive Officer of the Company. In 1991, Dr. Harper was appointed Chairman of the Board of the Company and continued to serve as Chief Executive Officer of the Company until January 1, 1993. Effective in February of 1995, Dr. Harper was reappointed to serve as President and Chief Executive Officer of the Company. Dr. Harper received his Ph.D. in Pathology from the University of London. He is also a graduate of the Advanced Management Program of the Harvard Business School.

    Mr. Waechter served, from 1989 to 1993, as the Vice President--Finance for GE Information Services, a division of General Electric Company, which provides enhanced computer-based communications services to commercial and industrial customers through a worldwide network. From 1987 to 1989, Mr. Waechter served as the Manager of Operations Analysis for GE Electric Distribution and Control, a division of General Electric Company. In September 1993, Mr. Waechter was appointed Chief Financial Officer and Treasurer of the Company. Mr. Waechter received his Master of Business Administration from Xavier University in 1974.

    Mr. Bryer served, from 1988 to 1994, as the President of Lexis Pharmaceuticals Inc. From 1985 to 1988, Mr. Bryer was the President of Ivy Laboratories, Inc. In February 1995, Mr. Bryer was appointed President and Chief Executive Officer of Pharmaco LSR. Mr. Bryer holds a business degree from Manchester University and the London School of Economics.

    Ms. Donelan served from 1990 to 1994 as Controller of ENVIRON International Corporation and subsequently as group Controller of the Company's environmental sciences group. In June 1994, she was appointed Controller of the Company. Ms. Donelan received a Master of Accounting from the George Washington University in 1982. Before joining the Company she spent eight years with Arthur Andersen LLP (formerly Arthur Andersen & Co.), in its audit practice.

    Mr. Fleckman was a partner in the law firm of Arnold & Fleckman from 1988 to 1991. Since 1991, Mr. Fleckman has been a partner in the law firm of Fleckman & McGlynn (formerly Fleckman & Schless and, prior to that, Fleckman, Johnson & Passman) and currently is the managing partner of the firm. Mr. Fleckman received his Juris Doctorate from Harvard Law School in 1975.

    Mr. Frank has been an investment banker with Lehman Brothers since 1969, and is currently a Senior Managing Director of Lehman Brothers. Mr. Frank also serves on the Boards of Directors of R.P. Scherer Corporation and Physicians' Computer Network Inc. Mr. Frank received his Master of Business Administration from Stanford University in 1958.

    Mr. Hendrix, a certified public accountant, served as Controller of Bio/dynamics, Inc. ("Bio/dynamics") from 1977 until the Company became publicly held in 1987. In 1987, I.M.S. International, Inc. ("IMS") transferred its shareholdings in Bio/dynamics and Life Science Research Limited to the Company and sold its entire interest in the Company to the public. Since that time, Mr. Hendrix has served as Assistant Treasurer and Assistant Secretary of the Company and served as Controller of the Company until June 1994.

    Dr. Highland co-founded ENVIRON in 1982. He is currently the Chief Executive Officer of the ENVIRON division of APBI Environmental Sciences Group, Inc., which was formerly Environ International Corporation, a subsidiary of the Company, and has served as such since February 1992. Dr. Highland, who holds a Ph.D. in Biochemistry from the University of Minnesota's School of Medicine, served as co-director of the Hazardous Waste Research Program at Princeton University before joining ENVIRON.

    Mr. Loy has been the President of the German Marshall Fund of the United States since 1981 and previously served as a Director of the Bureau of Refugee Programs of the United States Department of State and as President and Chief Operating Officer of the Penn Central Corporation and the Pennsylvania Company.

    Dr. Russell founded Bio/dynamics in 1961 and, following the acquisition of Bio/dynamics by IMS in 1973, served as President of the division of IMS which included Bio/dynamics and Life Science Research Limited until the Company became publicly held in 1987. Dr. Russell served as a director of IMS from 1984 to 1988, and as Chairman of the Board of IMS from 1987 to 1988. Dr. Russell was Chairman of the Board of the Company from 1986 to 1991. He holds a doctorate degree in Biochemistry and Physiology from Rutgers University. Dr. Russell also serves on the Boards of Directors of Cordiant Plc, Uniroyal Technology Corporation and Adidas AG.

    Mr. Timoney served as Controller of the division of IMS which included Bio/dynamics and Life Science Research Limited from 1978 to 1987. From 1987 to 1992, Mr. Timoney served as the Vice President--Finance, Treasurer and Secretary of the Company. In May 1992, Mr. Timoney was appointed to serve as Senior Vice President of the Company and the Secretary of APBI Investor Relations, Inc., a subsidiary of the Company. Mr. Timoney is responsible for the Company's investor relations and is involved in strategic planning and in merger and acquisition activity.

    There are no family relationships among any of the directors and executive officers of the Company.

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the Securities and Exchange Commission (the "SEC"). Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, with respect to the period from January 1, 1994 through December 31, 1994, its directors, executive officers and 10% beneficial owners complied with all Section 16(a) filing requirements, except that Mr. Grover C. Wrenn, the Company's former chief executive officer, failed to report in a timely manner the purchase of 666 shares of Common Stock on May 11, 1994. Such share purchase was subsequently reported on an Annual Statement of Changes In Beneficial Ownership on Form 5 filed on February 14, 1995.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has appointed a standing Audit Committee, which is responsible for reviewing with the Company's independent auditors their audit plans and the results of their audit (including their recommendations regarding internal controls), and exercises general oversight over the Company's system of internal audit controls and the accounting principles employed by the Company in its financial reporting. During the past fiscal year, the Audit Committee met six times. Mr. Frank, Mr. Loy and Dr. Russell served as members of the Audit Committee during all of fiscal 1994 and Mr. Fleckman became a member of the Audit Committee effective October 21, 1994. Mr. Fleckman, Mr. Frank, Mr. Loy and Dr. Russell are the current members of the Audit Committee.

    The Compensation and Stock Plans Committee is responsible for reviewing and approving compensation arrangements, including bonuses and incentive programs, and stock option and restricted stock awards, for senior management of the Company. The Committee also is generally responsible for granting stock awards and stock options under the Company's stock option plans. During 1994, the Committee met four times. Mr. Frank, Mr. Loy and Dr. Russell served as members of the Compensation and Stock Plans Committee during all of fiscal 1994 and Mr. Fleckman became a member of the Committee effective January 1, 1995. Mr. Fleckman, Mr. Frank, Mr. Loy and Dr. Russell are the current members of the Compensation and Stock Plans Committee.

    The Board of Directors has appointed a Nominating Committee, in part, to seek to increase outside director participation on the Board. The Nominating Committee is responsible for proposing to the Board of Directors a slate of nominees for election by the stockholders of the Company at each annual meeting and proposing candidates to fill any vacancies on the Board of Directors. The Nominating Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as directors, provided that such recommendations are accompanied by sufficient information to enable the Nominating Committee to evaluate the qualifications of such person and provided that the following requirements are met. The Certificate of Incorporation of the Company requires the stockholder to give written notice to the Secretary of the Corporation of its intention to make such nomination or nominations, either by personal delivery, or by mail, postage prepaid, not later than ninety (90) days prior to the date that is one year from the date of the immediately preceding annual meeting of stockholders. The notice must set forth (a) the name and address of the stockholder, (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote generally in the election of directors at such meeting and that such stockholder intends to appear at such meeting to nominate the person or persons specified in the notice, (c) the name, age, business and residence addresses and principal occupation or employment of each proposed nominee, (d) a description of all arrangements or understandings between the stockholder and proposed nominee with respect to such person's nomination, (e) such other information regarding the proposed nominee as would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, and (f) the written consent of the proposed nominee to serve as a director. Mr. Frank, Dr. Harper, Mr. Loy and Dr. Russell served on the Committee during all of fiscal 1994 and Mr. Fleckman became a member of the Nominating Committee effective October 21, 1994. Mr. Fleckman, Dr. Harper, Mr. Frank, Mr. Loy and Dr. Russell are the current members of the Nominating Committee. The Nominating Committee met four times in 1994.

DIRECTOR COMPENSATION AND BOARD AND COMMITTEE ATTENDANCE

    During the past fiscal year, the Board of Directors met eight times. Each of the incumbent directors of the Company attended at least 75% of the aggregate of all meetings of the Board of Directors and of each committee of which such director was a member, held while such member was a director during the past fiscal year.

    The Company pays the expenses of all directors in connection with attendance at meetings of the Board of Directors and committees thereof. In addition, in 1994, non-employee directors who are not officers of the Company or any of its subsidiaries were paid a fee of $10,000 per year plus $1,000 for each regular and special meeting of the Board of Directors and $750 for each meeting of any committee of the Board of Directors, attended by such director.

    Effective with the 1995 Annual Meeting of Stockholders, non-employee directors who are not officers of the Company or any of its subsidiaries will be paid an annual fee of $15,000 with $5,000 of such fee to be paid in shares of the Company's common stock plus $1,500 for each in-person regular and special meeting of the Board of Directors, $750 for each telephonic regular and special meeting of the Board of Directors and $850 for each meeting of any committee of the Board of Directors (but no fees shall be paid for committee meetings held on the same day as board meetings). In addition, each outside chairman of a committee will be paid an annual fee of $1,000. The Company's new director compensation program has been developed in consultation with its outside compensation consultant with a view towards increasing the representation of outside directors on the Company's Board of Directors.

                     COMPENSATION AND STOCK PLANS COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

GENERAL

    The Compensation and Stock Plans Committee (the "Committee") of the Board of Directors of the Company is responsible for determining the compensation arrangements for the Company's senior executive officers and administering the APBI Stock Incentive Program (1990). During 1994, the Company's senior executive officers consisted of the Company's chief executive officer and chief financial officer, the chief executive officer of Pharmaco LSR, the Company's life sciences group, the president of APBI Environmental Sciences Group, the Company's environmental sciences group, and five other senior corporate officers of the Company.

    The Committee strives to attract and retain key executives, who are important to the continued success of the Company and its operating subsidiaries and divisions. The Committee seeks to provide strong financial incentives to its senior management at a reasonable cost to the Company's stockholders and uses certain components of compensation to provide senior management with incentives to enhance the long-term value of the stockholders' investment in the Company.

    The Committee was comprised of three outside directors in 1994 and is currently comprised of four outside directors.

THE ECONOMIC VALUE ADDED COMPENSATION PROGRAM

    The Company's senior executive officers, and certain other officers and key employees of the Company and its subsidiaries, are compensated primarily under the Company's "Economic Value Added" ("EVA") compensation program. There are three components of compensation under the EVA program: a base salary, an annual bonus or incentive award (a portion of which may be deferred), and stock option awards. The Committee believes that the EVA program, which was initially implemented in 1993, is an appropriate compensation scheme by which to provide incentive compensation to senior management, because it believes that this program provides the Company with a tool to compensate management based on an objective measure of performance that closely correlates with increases in stockholder value.

    Generally, the Committee's objectives under the EVA program are to provide the Company's senior executive officers with base salaries that roughly approximate the median base salaries paid to similarly situated executive officers at comparable companies, although the Committee takes into consideration other factors, including corporate performance, in setting annual base salaries. The bonus or incentive portion of compensation earned by program participants under the EVA program is intended to be higher than the median incentive payments of comparable companies in years in which the Company's performance (or that of individual business units) exceeds certain predetermined performance targets and is intended to be lower than the median incentive paid by comparable companies when the Company's performance (or that of individual business units) is below performance targets.

    Annual bonuses generally are awarded to program participants based on the improvement in EVA for the participant's business unit (or, in the cases of certain executive officers of the Company, the overall improvement in EVA for the Company). (EVA is equal to the difference between (i) net operating income, defined as operating income adjusted to eliminate the impact of certain accounting charges such as goodwill amortization, and (ii) a capital charge, defined as capital employed times the weighted average cost of capital.) Target bonus awards are generally specified as a percentage of the participant's base salary, and such percentages are typically set by organizational level within the Company.

    Stock option awards, which have been used by the Committee as the third compensation component under the EVA program, are intended to closely align management's interest with that of the

Company's stockholders. This component of the EVA program is also designed to retain management by having option grants vest ratably over a period of time, generally set at three years.

    As part of the administration of the EVA program, the Company's chief executive officer makes annual compensation recommendations to the Committee for the Company's senior executive officers (other than with respect to CEO compensation). These annual compensation recommendations are developed in conjunction with outside compensation consultants based on surveys of competitive market data. In 1993, in connection with the implementation of the EVA program, Stern Stewart & Co. ("Stern Stewart") made the initial recommendations relating to salary levels, annual target bonuses and stock option awards. These were reviewed and updated in 1994 by the Alexander & Alexander Consulting Group ("Alexander & Alexander").

    The Company's operations are in two business segments: environmental and health-care related contract research services. Health-care services is an emerging area and there continue to be only a limited number of contract research organizations ("CROs") that are publicly traded corporations and even a smaller number of CROs that are comparable to the Company in terms of size and services offered. Because of this, the Company historically reviewed salaries at environmental sciences service companies, that are comparable to the Company in terms of services and size, to obtain comparable company salary information. In 1994, the Company, working with Alexander & Alexander, used more general industry survey data for comparable size companies which included both professional service businesses and clinical services businesses. The Company did not seek specifically to review salary information for the companies included in the NASDAQ Health Services Index, with which the Company's performance is compared in the performance graph. In the future, as the health care-related services industry matures, and there are more public companies in that field comparable to APBI, the Company expects to use more industry specific salary information.

1994 EXECUTIVE OFFICER COMPENSATION

    During 1994, the Company's compensation for its senior and other executive officers consisted primarily of base salary and stock option awards made under the EVA program. With the exception of the executive officers of the Company who are responsible for APBI Environmental Sciences Group or the ENVIRON division of APBI Environmental Sciences Group, the senior executive officers received either relatively small bonuses or no bonuses under the EVA program.

    Base Salaries. In setting base salaries in 1994, the Committee considered the recommendations of management with respect to individual salary levels. Consistent with the objectives of the EVA program, the Committee generally sought to set salaries by position at a level roughly equivalent to the median levels of executives at comparable companies. Management salary recommendations, both for specific individuals and for certain organizational levels within the Company, were prepared in conjunction with the consulting firm of Alexander & Alexander. In evaluating salary recommendations, the Committee also took into consideration the improved performance of the Company in 1994 and that relatively few salary increases had been approved in 1992 and 1993 based on the Company's overall disappointing financial performance in each of those years.

    In addition, certain of the executive officers of the Company have employment agreements that provide for a minimum base salary, subject to such increases as may be approved by the Board of Directors of the Company. In considering the compensation for Mr. Davis and Dr. Defesche, the chief operating officers of the Company's two primary business segments during 1994, the Committee also considered that the Company had entered into employment agreements with each of them during 1992, at which time their base salaries were established and option awards were made. In the case of Mr. Davis, the Committee also took into consideration that his position was subject to possible elimination based on the planned divestiture of the Company's Paragon Global Services division and the planned divestiture of the Company's ETC division, two of the four divisions formerly comprising the Company's Environmental Sciences Group. Effective as of January 31, 1995, Mr. Davis' position was subsequently eliminated and he entered into a separation agreement with the Company. See "Employment Agreements."

    After considering the above factors, in 1994 the Committee approved either no increases or relatively small increases in the base salaries of the Company's executive officers (other than Mr. Wrenn, the Company's former chief executive officer). For the Company's eight senior executive officers as a group (excluding Mr. Wrenn), base salaries were increased an average of 3.0%. Such increases were approved where, in the opinion of the Committee and based on recommendations of management, (1) the individual performance of the executive officer or an increase in his overall responsibilities warranted an increase, or
(2) the increase was necessary to cause the Company to pay a base salary to an individual that approximated that being paid by comparable companies to similarly situated executives. Generally, increases in base salaries for 1994 for the senior executive officers of the Company named in the Summary Compensation Table were consistent with maintaining their salaries at a level roughly approximate to the median levels of their counterparts in the comparable companies comprising the surveyed companies used by Alexander & Alexander; however, the adjustment to the base salary of the Company's chief executive officer was substantially less than suggested by the survey information presented by Alexander & Alexander, based on the Committee's view that a longer period of sustained profitability and growth needed to be maintained before increasing his salary level to those of comparable companies.

    Annual Bonus Awards. As discussed above, under the EVA program target bonus awards are generally specified as a percentage of the participant's base salary, with more senior officers having a higher percentage of their salary as the target award. Although the Company's overall financial performance improved in 1994, except in the environmental sciences group, the level of improvement on a Company-wide basis did not result in significant bonuses.

    As a group, the senior executive officers, who are also the Company's corporate officers, a total of six individuals (excluding the former chief executive officer), received limited bonuses in 1994, totaling $55,400 in the aggregate. Included in that group is Mr. Waechter, who joined the Company in September 1993 as its chief financial officer and a vice president, and who received a $25,000 bonus in 1994. This represented a guaranteed minimum bonus that was negotiated in connection with his original 1993 employment offer but was only slightly higher than the bonus he otherwise would have received based on his target bonus under the EVA program. The executive officers of Pharmaco LSR, the Company's Life Sciences Group, which includes Dr. Defesche, did not receive bonuses in 1994 under the EVA program, based on that group's operating performance. Mr. Davis, the former president of the Company's APBI Environmental Sciences Group, and Dr. Highland and the other executive officers of the Company's ENVIRON division, were paid significant bonuses under the EVA program based on the marked improvement in that group's 1994 performance.

    Stock Options. In 1994, the Company awarded stock options under the EVA program. Stock option awards were made to all program participants based primarily on the recommendation of the outside consulting firm retained by the Company. The Committee believes that the stock option component of compensation is important, because options provide management with a strong incentive to maximize the Company's performance that is aligned with the interests of the Company's stockholders. The number of options awarded to each of the executive officers named in the Summary Compensation Table was based primarily on the recommendations of Alexander & Alexander. However, no new options were awarded to Mr. Davis in 1994, because a substantial number of stock options had been granted to him during 1992 at the time of his appointment as President of the APBI Environmental Sciences Group. Both Mr. Davis and Mr. Defesche were allowed to receive substitute options, as part of the Company's 1994 option replacement program. See "1994 Option Replacement Program."

1994 CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer of the Company from January 1993 until February 1995 was Mr. Grover C. Wrenn. His base salary for 1993 and the initial nine months of 1994 was $181,000, unchanged from his 1992 base salary. Effective as of October 1, 1994, Mr. Wrenn's base salary was increased to $250,000.

    The Committee did not increase Mr. Wrenn's base compensation in 1993 because the Company's profitability in recent years has been lower than expected, although in connection with the implementation of the EVA program, Stern Stewart advised the Committee that Mr. Wrenn's base salary was lower than the median salary at comparable companies, and recommended that his salary be increased. As discussed above, during 1994 the Committee engaged Alexander & Alexander to obtain additional information regarding salaries of chief executive officers at comparable companies. Pursuant to such engagement, Alexander & Alexander indicated that a median base salary for the position of chief executive officer was $300,000 per annum. Because the Committee perceived that the Company as still in a turnaround situation, but at the same time believed that the Company's chief executive officer was undercompensated compared to similarly situated executives, it approved a salary increase to the level of $250,000 per annum.

    Upon implementation of the option component of the EVA program in 1993, Mr. Wrenn was granted an initial award of options to acquire 52,000 shares of the Company's Common Stock, at an option exercise price of $5.625 per share. In 1994, an additional option award was made to Mr. Wrenn under the Company's EVA program, consisting of 50,000 shares of the Company's Common Stock, at an option exercise price of $5.875 share. All option grants under the EVA program are made at the fair market value of the Company's Common Stock on the date on which the options are granted. The number of options awarded to Mr. Wrenn by the Committee during 1993 and 1994 was determined based on the recommendations to the Committee by outside consulting firms, which were, in turn, based in part on a comparison with compensation levels at comparable companies. Mr. Wrenn and certain other senior executive officers of the Company were not eligible to receive substitute options, as part of the Company's 1994 option replacement program. See "1994 Option Replacement Program."

    As noted above, Mr. Wrenn served as the Company's chief executive officer until February 1995. At this time, the Company and Mr. Wrenn are engaged in negotiations related to an appropriate separation arrangement, but it is anticipated that in connection with his separation from the Company, the consideration paid to Mr. Wrenn will include a one-time severance payment of $43,841 in lieu of the bonus he otherwise would have received under the Company's EVA program. This amount reflects a reduction to take into account the negative incentive award account maintained for Mr. Wrenn under the EVA program with respect to 1993.

1994 OPTION REPLACEMENT PROGRAM

    In April 1994, the Committee adopted a stock option replacement program ("Replacement Program"). Under the terms of this program, employees holding options having an exercise price of $12.00 or greater were permitted to exchange such options for a lesser number of new options with an exercise price of $7.00. Any of the Company's executive officers that were elected or appointed to their positions prior to January 1, 1992 were not eligible to participate in the Replacement Program. The number of replacement options each individual was eligible to receive under the Replacement Program in exchange for his or her old options was determined using a standard option pricing model; the exchange rate ranges were from 46% for options priced at $18 5/8 to 68% for options priced at $12 7/8.

    As a result of the Replacement Program, the Company's employees and certain eligible executive officers exchanged options to acquire 892,480 shares of Common Stock for new stock options to acquire 481,320 shares of Common Stock. All new options granted under the Replacement Program are subject to a new four-year vesting period.

    The Committee's administration of the Company's Stock Incentive Program
(1990), and the granting of options thereunder, is intended to attract and retain qualified employees and to encourage and reward superior performance. The Committee decided to adopt the Replacement Program because in its view the significant decline in the market price of the Company's Common Stock during 1993 below the exercise price of many of the options previously granted had a detrimental effect on employee morale and undermined the incentive purposes of the Stock Incentive Program (1990). At the same time, the Company's most senior executives were largely precluded from participation in the Replacement Program (other than Mr. Davis and Dr. Defesche, who did not assume senior executive positions with the Company until 1992).

    The following table sets forth information regarding outstanding options that were replaced during fiscal 1994 under the Company's Replacement Program and during the period from January 1, 1985 through December 31, 1994, and were held by each of the executive officers of the Company named in the Summary Compensation Table. None of the options held by the named executive officers, other than those executive officers named below, were repriced or amended during those periods.

                           TEN-YEAR OPTION REPRICINGS

                                                                 MARKET                                 LENGTH OF
                                                 NUMBER OF      PRICE OF     EXERCISE                   ORIGINAL
                                                SECURITIES      STOCK AT     PRICE AT                  OPTION TERM
                                                UNDERLYING      TIME OF       TIME OF                 REMAINING AT
                                                  OPTIONS      REPRICING     REPRICING     NEW           DATE OF
                                                REPRICED OR        OR           OR       EXERCISE     REPRICING OR
                                                  AMENDED      AMENDMENT     AMENDMENT    PRICE         AMENDMENT
    NAME                            DATE            (#)           ($)           ($)        ($)         (IN YEARS)
- -----------------------------  --------------   -----------   ------------   ---------   --------   -----------------
Swep T. Davis(1).............  April 13, 1994      67,000       $  5.875     $ 12.00      $ 7.00           8.5
Charles L. Defesche(2).......  April 13, 1994      36,510          5.875       16.4375      7.00           7.8
                                                   67,500          5.875       12.1250      7.00           8.6

- ------------

(1) Mr. Davis exchanged options to acquire a total of 100,000 shares of Common Stock for the new options to acquire 67,000 shares of Common Stock as reflected above.

(2) Dr. Defesche exchanged options to acquire a total of 170,076 shares of Common Stock for the new options to acquire 104,010 shares of Common Stock as reflected above.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Federal tax legislation enacted in 1993 limits to $1 million per executive officer the federal income tax deduction for compensation paid to executive officers named in the Summary Compensation Table by publicly held companies. The limitation imposed by Section 162(m) of the Internal Revenue Code first became effective for fiscal year 1994. However, the Company was not affected by such limitation since the compensation paid to the Company's executive officers in 1994 did not exceed the $1 million limit per officer. Moreover, it is expected that compensation to be paid to the Company's executive officers for 1995 will not exceed such limit. Regulations proposed by the Internal Revenue Service interpreting Section 162(m) provide that stock option plans that comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, will not be considered in applying the limitation of Section 162(m) until 1997. The Company's Stock Option Plan is qualified under Rule 16b-3. As a result, the Committee does not anticipate that Section 162(m) will be applicable to stock options outstanding in 1994 or 1995.

                                          Frederick Frank
                                          Frank E. Loy
                                          Thomas J. Russell, Jr.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                                 PARTICIPATION

    Dr. Thomas J. Russell, Jr., who was a member of the Compensation and Stock Plans Committee during 1994, was the Chairman of the Board of the Company from 1986 to 1991. Neither of the other two members of the Compensation and Stock Plans Committee, or Mr. Fleckman, who joined the Committee in January 1995, is a current or former officer or employee of the Company or any of its subsidiaries.

    Lehman Brothers, of which Mr. Frank is a Senior Managing Director, provided financial advisory services to the Company during 1994. It is anticipated that Lehman Brothers may provide financial advisory services to the Company during fiscal year 1995.

                               PERFORMANCE GRAPH


  Date     Company    Market	 Market	   Peer	       Peer     Date
            Index     Index 	 Count 	  Index	       Count
12/29/89       100       100      4426       100        98      1989
12/31/90   128.226    85.017      4230    115.99       104      1990
12/31/91   183.871   135.708      4187   258.161       105      1991
12/31/92   120.968   157.359      4189   267.444       116      1992
12/31/93    66.129   181.152      4676   308.566       123      1993
12/30/94    70.968   175.248      4974    332.18       131      1994


    The above graph compares the performance of Applied Bioscience International Inc. with that of the Total Return Index for the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") Stock Market (United States and foreign companies) and the NASDAQ Health Services Industry Index (United States and foreign companies), which is a published industry index.

    The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1989, in each of Applied Bioscience International Inc., the Total Return Index for the NASDAQ Stock Market, and the NASDAQ Health Services Industry Index.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the cash compensation paid by the Company and its subsidiaries for or with respect to the fiscal years ended December 31, 1992, 1993 and 1994, to each of the five most highly compensated executive officers of the Company, including the Chief Executive Officer, during fiscal year 1994, for all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                               ------------
                                               ANNUAL COMPENSATION                AWARDS
                                       ------------------------------------    ------------
                                                                                SECURITIES
                                                                  OTHER         UNDERLYING
                                                                  ANNUAL         OPTIONS/       ALL OTHER
          NAME AND                      SALARY      BONUS      COMPENSATION        SARS        COMPENSATION
     PRINCIPAL POSITION        YEAR      ($)        ($)(1)         ($)            (#)(2)          ($)(3)
- ----------------------------   ----------------------------------------------------------------------------
Grover C. Wrenn(4)..........   1994    $198,625    $  --           --              50,000        $ 22,645
 President and Chief           1993     181,500       --           --              52,000          19,858
   Executive Officer           1992     181,500       --           --              --             100,729
Swep T. Davis(5)............   1994    $200,000     100,000        --              67,000           8,456
 President of APBI             1993     200,000      28,125        --              --               5,842
   Environmental Sciences      1992      23,288       --           --             100,000           5,034
   Group
Charles L. Defesche(6)......   1994    $229,828       --           --             134,010          11,488
 President and Chief           1993     225,000       --           --              --              29,814
   Executive Officer of        1992     205,303     278,050        --             170,076          26,319
   Pharmaco LSR
   International Inc.
Joseph H. Highland..........   1994    $211,667     150,000        --               8,000          25,183
 Chief Executive Officer of    1993     200,000      60,889        --               6,666          18,673
   the ENVIRON division of     1992     177,513       --           --              --              20,842
   APBI Environmental
   Sciences Group
Stephen L. Waechter(7)......   1994    $163,125      25,000        --              20,000           5,051
 Senior Vice President,        1993      48,513      15,000        --              24,000           1,292
   Chief Financial Officer     1992       --          --           --              --              --
   and Treasurer

- ------------

(1) With the exception of Mr. Waechter's bonus amounts, the annual bonus amounts with respect to fiscal years 1994 and 1993 were determined under the EVA compensation program. Dr. Defesche did not earn a bonus under the EVA program in 1994 and 1993. Mr. Wrenn did not earn a bonus under the EVA program in 1993 and it is anticipated that in connection with his separation from the Company, the consideration paid to Mr. Wrenn will include a one-time severance payment in lieu of any bonus he may otherwise have received under the Company's EVA program. Mr. Waechter received a signing bonus of $15,000 when he joined the Company in September 1993 and was guaranteed a minimum cash bonus of $25,000 for fiscal year 1994, which was slightly higher than the bonus Mr. Waechter would otherwise have received under the Company's EVA compensation program. See "Compensation and Stock Plans Committee Report on Executive Compensation."

(2) With respect to the options awarded in fiscal year 1994 to Mr. Davis and Dr. Defesche, (i) the options to acquire 67,000 shares of Common Stock awarded to Mr. Davis were in substitution for the options to acquire 100,000 shares of Common Stock awarded to Mr. Davis is fiscal year 1992 and (ii) the options to acquire 134,010 shares of Common Stock awarded to Dr. Defesche consisted of options to acquire 104,010 shares of Common Stock awarded to Dr. Defesche in substitution for the options to acquire 170,076 shares of Common Stock awarded to Dr. Defesche in fiscal year

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
    1992 and options to acquire 30,000 shares of Common Stock awarded to Dr. Defesche under the Company's annual compensation program.

(3) The total amounts shown in the "All Other Compensation" column with respect to fiscal year 1994 consist of the following: (i) $12,624 in matching Company contributions to the APBI Environmental Sciences Group, Inc. Pension Plan, a money purchase pension plan, on behalf of Mr. Wrenn, $1,803 represents the taxable benefit to Mr. Wrenn of premiums paid by the Company for group term life insurance on his behalf, $3,718 represents the taxable benefit to Mr. Wrenn of premiums paid by the Company for key man life insurance on his behalf, and $4,500 in matching Company contributions to the APBI U.S. Retirement 401(k) Savings Plan, a defined contribution plan, on behalf of Mr. Wrenn; (ii) $1,218 represents the taxable benefit to Mr. Davis of premiums paid by the Company for group term life insurance on his behalf, $2,738 represents the premiums paid by the Company for keyman life insurance on his behalf and $4,500 in matching Company contributions to the APBI U.S. Retirement 401(k) Savings Plan, a defined contribution plan, on behalf of Mr. Davis; (iii) $522 represents the taxable benefit to Dr. Defesche of premiums paid by the Company for group term life insurance on his behalf, $8,274 represents payment for unused vacation benefits and $2,692 in matching Company contributions to the APBI U.S. Retirement 401(k) Savings Plan, a defined contribution plan, on behalf of Dr. Defesche; (iv) $2,016 represents the taxable benefit to Dr. Highland of premiums paid by the Company for group term life insurance on his behalf, $4,500 in matching Company contributions to the APBI U.S. Retirement 401(k) Savings Plan, a defined contribution plan, on behalf of Dr. Highland, $5,064 represents the premiums paid by the Company for keyman life insurance on his behalf and $13,603 in Company contributions to the APBI Environmental Sciences Group, Inc. Pension Plan, a money purchase pension plan, on behalf of Dr. Highland; and (v) $551 represents the taxable benefit to Mr. Waechter of premiums paid by the Company for group term life insurance on his behalf and $4,500 in matching Company contributions to the APBI U.S. Retirement 401(k) Savings Plan, a defined contribution plan, on behalf of Mr. Waechter.

(4) Mr. Wrenn served as the President and Chief Executive Officer of the Company until February 1995 and as a director of the Company until April 1995.

(5) Mr. Davis joined the Company in November 1992 as President of APBI Environmental Sciences Group, Inc. and continued to serve as such until January 31, 1995. Mr. Davis continues to serve as a director of APBI.

(6) Dr. Defesche served as the President and Chief Executive Officer of Pharmaco LSR until February 1995 and as a director of the Company until April 1995. Dr. Defesche continues to serve as chairman of Pharmaco LSR.

(7) Mr. Waechter joined the Company in September 1993 as the Chief Financial Officer and Treasurer of the Company. In October 1994, he also became a Senior Vice President of the Company.

STOCK OPTION GRANTS IN FISCAL 1994

    The following table sets forth certain information concerning the grant of stock options made under the Company's Stock Incentive Program (1990) during the fiscal year ended December 31, 1994 to each of the executive officers of the Company named in the Summary Compensation Table.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                         INDIVIDUAL GRANTS
                                      -------------------------------------------------------
                                                      PERCENT
                                      NUMBER OF       OF TOTAL                                    GRANT DATE
                                      SECURITIES      OPTIONS                                        VALUE
                                      UNDERLYING     GRANTED TO                                  -------------
                                       OPTIONS      EMPLOYEES IN    EXERCISE OR                   GRANT DATE
                                       GRANTED      FISCAL YEAR     BASE PRICE     EXPIRATION    PRESENT VALUE
    NAME                                 (#)            (2)           ($/SH)          DATE          ($) (3)
- -----------------------------------   ----------    ------------    -----------    ----------    -------------
Grover C. Wrenn....................     50,000(4)        5.8          $ 5.875         9/13/04      $ 203,000
Swep T. Davis......................     67,000(5)        7.8            7.00          4/13/04        265,900
Charles L. Defesche................    104,010(5)       12.1            7.00          4/13/04        412,920
                                        30,000(4)        3.5            5.875         9/13/04        121,800
Joseph H. Highland.................      8,000(4)        0.9            5.875         9/13/04         32,480
Stephen L. Waechter................     20,000(4)        2.3            5.875         9/13/04         81,200

- ------------

(1) The Company's stock option plans are administered by the Compensation and Stock Plans Committee of the Board of Directors. The exercise price per share of all of the options granted during fiscal year 1994 is equal to or greater than the fair market value per share of the Company's Common Stock on the date of the grant, and the options are exercisable over a term of ten years from the date of grant.

(2) The Company granted options to employees to acquire 858,320 shares of Common Stock during fiscal year 1994. The 1994 option grants include options to acquire 481,320 shares of Common Stock which were granted pursuant to the Company's 1994 replacement program, whereby the Company reduced the exercise price of certain previously issued options to a price closer to the current fair market values of the Company's Common Stock. The replacement program resulted in the cancellation of options to acquire 892,480 shares of Common Stock. See "1994 Option Replacement Program."

(3) The "Grant Date Present Value" is a hypothetical value determined under the Black-Scholes Option Pricing Model. It is one of the methods permitted by the Securities and Exchange Commission for estimating the present value of options. The Company's stock options are not transferable, and the actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables such as the volatility of the Company's stock price and prevailing interest rates, so there is no assurance that any individual will actually realize the option values presented in this table. The Company has based its assumption for stock price volatility on the variance of closing prices for the Company's stock for the five years prior to the grant date of the option award. In addition, the pricing model assumes (i) a risk-free rate of return equal to the rate of return for ten year U.S. Government obligations on the grant date, (ii) no future dividend payments and (iii) that all options will be held for full ten year terms.

(4) These options were granted on September 13, 1994 and vest ratably over a three-year period on the anniversary of the date of grant.

(5) The options were granted on April 13, 1994 pursuant to the Company's 1994 option replacement program and vest ratably over a four-year period on the anniversary of the date of grant. See "Compensation and Stock Plans Committee Report on Executive Compensation--1994 Option Replacement Program."

OPTION EXERCISES AND HOLDINGS

    No stock options held by any director or officer of the Company were exercised during the 1994 fiscal year. The following table sets forth information as of December 31, 1994, regarding the number and value of options held by each of the executive officers of the Company named in the Summary Compensation Table. None of the named executive officers held any stock appreciation rights ("SARs") as of such date.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-
                                                   OPTIONS/SARS AT FISCAL        THE-MONEY OPTIONS/SARs AT
                                                        YEAR-END (#)                FISCAL YEAR-END (1)
                                                ----------------------------    ----------------------------
    NAME                                        EXERCISABLE     UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
  ---------                                     -----------     -------------    -----------  -------------
Grover C. Wrenn..............................      54,761          92,667        $ --           $  -
Swep T. Davis................................      --              67,000          --             --
Charles L. Defesche..........................      --             134,010          --             --
Joseph H. Highland...........................      39,650          20,444          --             --
Stephen L. Waechter..........................       8,000          36,000          --             --

- ------------

(1) Based on the closing price per share of the Company's Common Stock of $5.50 on the National Association of Securities Dealers Automated Quotation National Market System on December 31, 1994.

EMPLOYMENT AGREEMENTS

    Pursuant to the terms of the 1990 merger agreement between the Company and ENVIRON, the Company has executed employment agreements with each of the five former principal shareholders of ENVIRON, including Mr. Wrenn and Dr. Highland. Pursuant to such employment agreements, each of such individuals is employed by ENVIRON (now APBI Environmental Sciences Group) for an initial five-year term ending September 7, 1995, with automatic renewals for additional consecutive one-year terms unless terminated by either party upon at least 90 days' notice prior to expiration. The Board of Directors (or an authorized committee thereof) is authorized to increase the annual salaries for such individuals. Mr. Wrenn and Dr. Highland are also entitled to participate in such other employee benefit plan and arrangements as are made available to other senior executives of ENVIRON during the employment term. In addition, the Company has agreed to maintain the existing life, accident and disability benefits for each of such individuals during the term of such employment agreements.

    Although Mr. Wrenn's employment agreement by its terms contemplated that he would hold the position of chief executive officer of ENVIRON, he subsequently served as both president and chief executive officer of the Company, holding such positions until February 1995. At this time, the Company is engaged in discussions with Mr. Wrenn related to the terms of his separation from the Company.

    The Company and Mr. Davis initially executed an employment agreement dated November 1, 1992, pursuant to which Mr. Davis served as President of APBI Environmental Sciences Group, Inc. at an annual base salary of $200,000 per annum. Mr. Davis' position as President of APBI Environmental Sciences Group, Inc. was eliminated in January 1995. The Company and Mr. Davis signed a separation agreement effective January 31, 1995 which essentially further defines the severance payments that he was entitled to receive under his original employment agreement if his position was eliminated. Pursuant to such agreement he will be paid a total of $125,000 in eleven monthly installments for the eleven-month period ending December 31, 1995 and will receive a one-time lump sum payment of $75,000.

    The Company and Dr. Defesche have executed an employment agreement dated February 29, 1992. Pursuant to this agreement, Dr. Defesche is employed by the Company for an initial three-year term, with automatic renewals for additional consecutive one-year terms unless terminated by either party upon at least 90 days' notice. Dr. Defesche's employment may be terminated by the Company prior to the expiration of his employment term in the event of death; disability (as that term is defined in the employment agreement); or for cause (as defined in the employment agreement). Under the terms of such agreement, the Company agreed to pay Dr. Defesche a base salary of $200,000 per annum, subject to such increases as may be approved in accordance with the Company's review policies. In addition, Dr. Defesche has the right to earn a bonus based on performance, consistent with those awarded to other executives of the Company with equivalent duties and responsibilities. Dr. Defesche is also entitled to participate in, and to receive benefits under, any pension, health, life, accident and disability insurance plans or programs and any other employee or fringe benefit plans, perquisites or arrangements that the Company makes available generally to other senior executives and employees during the employment term. The employment agreement also contains non-competition and confidentiality covenants applicable to Dr. Defesche.

    An interim employment agreement was entered into with Dr. Defesche effective March 1, 1995, pursuant to which he was appointed to his current position as the Chairman of Pharmaco LSR, at his then current salary with either the Company or Dr. Defesche being entitled to terminate such agreement at any time prior to June 30, 1995 with certain severance payments then being payable by the Company. In the event Dr. Defesche elects to terminate his employment prior to June 30, 1995, he is entitled to receive, as severance, his base salary for an additional six-month period and, in the event the Company elects to terminate Dr. Defesche's employment prior to June 30, 1995, he is entitled to receive, as severance, his base salary for an additional twelve-month period. In the event the interim agreement is not terminated prior to June 30, then the term of Dr. Defesche's employment agreement will be continued until June 30, 1996.

    In connection with Mr. Waechter's initial September 1993 employment offer from the Company, he received a $15,000 sign-on bonus from the Company and was guaranteed a minimum cash bonus of $25,000 in 1994. He does not otherwise have an employment agreement with the Company, although the Company and Mr. Waechter have entered into an agreement which provides for certain severance benefits in the event that his employment is terminated by the Company within a twelve-month period following a change in control of the Company (as defined in such agreement). See "Severance Benefits."

SEVERANCE BENEFITS

    In September 1993, the Company entered into an agreement with Mr. Waechter which provides for certain severance benefits in the event that his employment is terminated by the Company within a twelve-month period following a change in control of the Company (as defined in the agreement). Under such agreement, Mr. Waechter is entitled to receive as severance benefits, his full base salary, together with benefits through the one-year anniversary of the change in control. In addition, all stock options granted to Mr. Waechter prior to such termination automatically vest.

RETIREMENT PLANS

    U.K. Pension Plan. The Company maintains a United Kingdom contributory defined benefit pension plan (the "U.K. Pension Plan") for qualified United Kingdom resident employees and directors of the Company, which is approved by the Board of Inland Revenue of the United Kingdom. The U.K. Pension Plan provides for normal retirement benefits at age 65 for certain male employees and at age 60 for female employees, directors and certain other senior members of management. Benefits under the U.K. Pension Plan are based on the average of a participant's highest three consecutive years of earnings during the thirteen United Kingdom fiscal years preceding retirement or cessation of qualifying employment. The benefit payable at normal retirement date for a director is two-thirds of such director's final pensionable salary, and is increased annually by a cost of living factor, up to a maximum of five percent (5%) per year. The benefit payable at normal retirement age for employees is one-sixtieth of final pensionable salary, multiplied by years of participation, not to exceed two-thirds of final pensionable salary.

    Dr. Harper is the only executive officer who is a participant in the U.K. Pension Plan. As of December 31, 1994, Dr. Harper was credited with approximately 18 years of service under the U.K. Pension Plan. During 1994, Dr. Harper received the stated pension benefit payable to him under the

U.K. Pension Plan, which reduces the amount of salary otherwise payable to him. Dr. Harper received $158,230 (converted from pounds sterling to U.S. dollars based on an exchange rate of 1.5293 U.S. dollars per pound sterling, which is the average of the 13 rates in effect on January 1, 1994 and at the end of each calendar month in 1994, as quoted in The Wall Street Journal) as pension benefits under the U.K. Pension Plan during fiscal year 1994.

                              CERTAIN TRANSACTIONS

    Lehman Brothers, of which Mr. Frank is a Senior Managing Director, provided general financial advisory services to the Company during 1994. It is anticipated that Lehman Brothers may provide financial advisory services to the Company during fiscal year 1995.

    Mr. Fleckman is a partner and the managing director of the law firm of Fleckman & McGlynn, which has rendered legal services to Pharmaco LSR International Inc. (including its predecessor companies) and its subsidiaries, during fiscal year 1994 and fiscal year 1995. Pharmaco LSR and its subsidiaries paid fees and expenses of $79,290 to Fleckman & McGlynn during the fiscal year ended December 31, 1994 for legal services. From January 1, 1995 to May 1, 1995, Pharmaco LSR and its subsidiaries have paid $7,462 in fees and expenses to Fleckman & McGlynn for legal services. It is anticipated that Fleckman & McGlynn will continue to render legal services to Pharmaco LSR and its subsidiaries during the remainder of fiscal year 1995. The total amount paid by Pharmaco LSR and its subsidiaries to Fleckman & McGlynn exceeded 5% of the firm's gross revenues for fiscal year 1994.

              ADOPTION OF STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
                                  (ITEM NO. 2)

GENERAL

    On April 20, 1995, the Board of Directors approved the Stock Option Plan for Outside Directors (the "Plan") effective as of June 22, 1995. The adoption of the Plan was approved by the Board, in part, as a means of increasing outside director participation on the Board, and, if approved by the stockholders, options granted under the Plan will be part of the annual compensation of such directors. The purpose of the Plan is to advance the interests of the Company by providing certain directors with an opportunity to acquire a proprietary interest in the Company and an additional incentive to promote its success. In order to achieve the Plan's objectives, the Board adopted the Plan in the form attached hereto as Exhibit A.

DESCRIPTION OF THE PLAN

    The Plan, which provides for the grant of non-statutory options to directors of the Company who are not also employees of the Company or any of its subsidiaries ("Outside Directors"), operates automatically according to its terms. The Board of Directors is responsible for the Plan's implementation but may not exercise any discretion concerning its administration. Subject to the approval of the Plan by the stockholders of the Company, each person who is serving as an Outside Director on June 22, 1995, will receive options to purchase 6,000 shares of Common Stock. In addition, each person who subsequent to June 22, 1995, becomes an Outside Director (and who is not currently a director of the Company) will receive options to purchase 6,000 shares of Common Stock as of the time of his or her initial appointment or election as a director of the Company. Thereafter, each Outside Director, who has received an initial option grant, will receive an annual grant of options to purchase 6,000 shares as of Common Stock on the date of the annual stockholder's meeting, as part of his or her annual compensation for serving as such. In each case, options will be subject to certain vesting requirements as described below. Four directors are currently eligible to participate under the Plan.

    The purchase price for each share of Common Stock covered by an option will be equal to the fair market value per share of the Common Stock on the date the option is granted. Options are granted for a term of ten years and vest in one-third increments as of the first, second and third anniversary date after the date of grant, subject to the individual continuing to serve as a director as of the vesting date. In the event of merger, consolidation, dissolution, or liquidation of the Company, the expiration dates and exercise dates of outstanding options may be accelerated but the effectiveness of such acceleration will be conditioned upon the consummation of such merger, consolidation, dissolution, or liquidation. Generally, if an optionee ceases to be an Outside Director because of death or disability, he, or his beneficiary, may exercise the vested portion of his options until the first to occur of (i) two years after he ceases to be an Outside Director or (ii) the date on which the options expire according to their terms. If an optionee ceases to be an Outside Director for any other reason, he may exercise the vested portion of his options until the first to occur of (i) three months after he ceases to be an Outside Director or (ii) the date on which the options expire according to their terms.

    In the event of changes in the Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers or consolidations, appropriate adjustments will be made in the price of the shares and number of shares subject to options. The Board of Directors may amend the Plan without stockholder approval; provided that, if and to the extent required by Rule 16b-3 of the Securities and Exchange Act of 1934, no change will be made that increases the number of shares reserved for issuance, or expands the class of persons eligible to receive options, or materially increases the optionees' benefits under the Plan, unless such change is authorized by the stockholders. In addition, if and to the extent required by Rule 16b-3, the provisions of the Plan may not be amended more frequently than once every six months unless otherwise required by law and permitted by Rule 16b-3. Termination of or amendments to the Plan will not alter previously granted options without the consent of any optionee who is adversely affected thereby. An aggregate of 150,000 shares of Common Stock will be reserved for issuance pursuant to the exercise of options granted under the Plan.

    The Company generally will receive a tax deduction for compensation expense when an Outside Director exercises a stock option granted under the Plan. An Outside Director will not be taxed when a stock option is granted under the Plan. When an Outside Director exercises an option, the Outside Director generally will have compensation income equal to the amount by which the fair market value of the stock exceeds the option price on the date of the option exercise.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the meeting on the matter is required to adopt the Plan. Abstentions are treated as present and entitled to vote on the adoption of the Plan and, accordingly, have the effect of a vote against the proposal. Broker non-votes will not be considered entitled to vote and will have no effect on the vote required for approval.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PLAN.

          APPROVAL OF AMENDMENT TO APBI STOCK INCENTIVE PROGRAM (1990)
                                  (ITEM NO. 3)

GENERAL

    On September 7, 1990, the stockholders approved the adoption by APBI of the Stock Incentive Program (1990) (the "Stock Incentive Program"), pursuant to which 1,000,000 shares of APBI Common Stock were authorized for issuance through the grant of restricted stock awards and stock options. As a result of a 2-for-1 stock split paid by APBI by way of a stock dividend on January 11,

1991, the subsequent amendment of the Stock Incentive Program in February 1992 to add an additional 500,000 shares for issuance under such Program, and a 2-for-1 stock split paid by APBI by way of a stock dividend on April 1, 1992, 5,000,000 shares of APBI Common Stock are currently authorized for issuance under the Stock Incentive Program. The Stock Incentive Program is the successor plan to the Stock Option Plan (1987) originally adopted by APBI in March 1987.

    As of May 1, 1995, only 782,058 of the 5,000,000 shares of APBI Common Stock subject to the Stock Incentive Program remain available for the granting of new options and restricted stock awards. There are options for approximately 3,073,000 shares of APBI Common Stock that have been issued and remain outstanding but of these the exercise price for a majority of these options was at least $1.00 higher than the reported closing price of APBI Common Stock as of May 1, 1995. APBI's Board of Directors believes that it is important and in the best interests of the Company for its stockholders to approve the amendment of the Stock Incentive Program to increase the number of shares reserved for issuance thereunder thereby ensuring the ability of the Company to continue to grant options and restricted stock awards thereunder. The use of options continues to be an important component of the Company's EVA compensation program, and in the view of APBI's Board of Directors, one of the best methods for more closely aligning management's interests with those of the Company's stockholders.

    Currently, there is no limitation in the Stock Incentive Program on the number of options or restricted stock awards that may be granted to any particular senior executive or other Eligible Employees. In order to comply with
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Board of Directors has also approved the amendment of the Stock Incentive Program, subject to stockholder approval, in order to limit the number of shares that may subsequently be granted to any Eligible Employee as options or restricted stock to 300,000 shares in the aggregate. Section 162(m), which was added to the Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any tax year with respect to each of the Company's five most highly paid executives. However, certain performance based compensation that has been approved by shareholders is not subject to the deduction limit. The Stock Incentive Program is designed to provide for this type of performance based compensation.

    The actual amount of future compensation payable under the Stock Incentive Program is not presently determinable. However, if the amendment to the Stock Incentive Program is approved by the Company's stockholders, no executive employee will be entitled to be granted additional options or restricted stock with respect to more than 300,000 shares of the Company's common stock. The amendment applies to grants made following the effective date of stockholder approval and for the remaining life of the Stock Incentive Program.

    The Stock Incentive Program is made up of two components: the Applied Bioscience International Inc. Stock Award Plan (the "Stock Award Plan") and the United Kingdom Approved Share Option Scheme (the "U.K. Plan"). The Stock Award Plan provides for the award of stock options and restricted stock awards and is open to officers and key employees of APBI and any subsidiary of APBI. In general, options and restricted stock awards may be granted under the Stock Incentive Program to employees who, in the opinion of the Compensation and Stock Plans Committee of the Board of Directors, are capable of contributing in a substantial measure to the successful performance of APBI and its subsidiaries; it is contemplated that options and stock awards will be granted to such employees in consideration of the future services to be rendered by them to APBI and that such options and awards will vest over several years, in order to encourage long-term employment with APBI. There are approximately 240 current employees of APBI and its subsidiaries that have received grants of options and stock awards under the Stock Award Plan which includes a number of employees that received options or restricted stock grants in connection with certain acquisitions undertaken by the Company during the last five years. For those employees who may be subject to taxation in the United Kingdom, APBI has adopted the U.K. Plan which has been determined to constitute an approved share option scheme in the United Kingdom.

    The following is a brief description of the principal features of the Stock Incentive Program. The actual language of the proposed amendment to the Stock Incentive Program, which contemplates an increase in the number of shares reserved for grants of options and restricted stock awards to a total of 6,500,000 and the approval of certain limitations on the number of option and restricted stock awards that any senior executive or other participant may receive during the remainder of the term of the Incentive Stock Program, is attached hereto as Exhibit B.

SHARES RESERVED UNDER THE STOCK INCENTIVE PROGRAM

    There are presently 5,000,000 shares of APBI Common Stock reserved for the grant of options and restricted stock awards under the Stock Incentive Program, of which 782,058 shares remain available for the granting of options and restricted stock awards as of May 1, 1995. Pursuant to the proposed amendment adopted by the Board of Directors at its April 20, 1995 meeting, subject to stockholder approval, it is proposed that the number of shares reserved for grants of options and restricted stock awards under the Stock Incentive Program be increased by 1,500,000 to 6,500,000. The number of shares reserved for issuance under the Stock Incentive Program may be adjusted in the event of a stock split, stock dividend or other relevant change affecting APBI's shares, and appropriate adjustments would be made in the number of shares that could be issued in the future and in the number of shares and option prices of all outstanding grants made before the event. If an option granted under the Stock Incentive Program expires or terminates unexercised as to any shares under option, or in the event a restricted stock award is forfeited, those shares would again be available for inclusion in future stock awards. Shares utilized for purposes of the Stock Incentive Program may consist of treasury shares or authorized but unissued shares.

ADMINISTRATION

    The Stock Incentive Program is administered by a Committee of the Board of Directors of APBI composed of three or more nonemployee Directors who are not eligible to receive awards under the Stock Incentive Program, which has discretion to adopt such rules and regulations as it deems appropriate to administer the Stock Incentive Program.

PROVISIONS OF STOCK AWARD PLAN

1. Eligibility

    The Committee is authorized to grant stock options and restricted stock awards to officers and other key employees of APBI and any subsidiary of APBI, and to determine the number of shares of APBI Common Stock subject to such awards. Only employees of APBI or any subsidiary of APBI are eligible to participate in the Stock Award Plan, and no member of the Board of Directors who is not also an employee of APBI or any subsidiary of APBI is eligible to participate in the Plan.

2. Stock Options

    The Committee may grant non-statutory options and options qualifying as incentive stock options under the Code. The term of an incentive stock option may not exceed ten years from the date of grant and the term of a nonstatutory option may not exceed ten years and one day from the date of grant (the description of the provisions of the Stock Award Plan set forth herein relates to both incentive stock options and non-statutory options, except as otherwise indicated). The option price will be determined by the Committee on the date of the grant, provided such price must be at least equal to the fair market value of shares of APBI Common Stock on the date of grant.

    a. Payment for Shares. Optionees, other than optionees granted options under the U.K. Plan, may pay the option price of options granted under the Stock Award Plan by delivering cash, shares of

APBI Common Stock having a total fair market value equal to the option price or a combination of cash and shares of APBI Common Stock having an aggregate value, including the fair market value of such shares, equal to the option price.

    b. Exercise of Options. No optionee whose employment terminates, other than by death or total and permanent disability, may exercise any option more than three months after such termination, and no optionee whose employment terminates because of total and permanent disability may exercise any option more than one year after such termination, provided that any such option may only be exercised to the extent the optionee could otherwise exercise the option at the time of termination. Any option exercisable at the time of death of any optionee who dies while employed by APBI or any of its subsidiaries or within three months after termination of employment with APBI or any of its subsidiaries may be exercised, to the extent the optionee could otherwise exercise the option on the date of death, at any time prior to the expiration of the option by any person who acquires the option by reason of the death of the optionee.

    c. Limitations on Grant of Options. No person owning stock possessing more than 10% of the total combined voting power of APBI or any subsidiary of APBI is eligible to receive an incentive stock option, unless the option term does not exceed five years and the option price is not less than 110% of the fair market value of the shares under option at the time of grant.

    In addition, in no event may the aggregate fair market value, determined as of the time an option is granted, of APBI Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year exceed $100,000. There is no limit on the amount of non-statutory options that may be awarded to an optionee.

    d. Certain Corporate Transactions. In the event of certain reorganizations, including a merger, sale or all or substantially all of APBI's assets or a merger in which APBI is the surviving corporation but the holders of APBI's shares receive cash or securities of another corporation, in which an optionee has not received satisfactory substitute options, the optionee may elect to receive cash representing the excess of the highest market price of the APBI Common Stock immediately preceding the reorganization over the option price (or, at the election of the surviving or acquiring corporation, under certain circumstances, publicly-traded stock of such corporation equal to such value).

3. Restricted Stock Awards

    The Stock Award Plan authorizes the Committee to grant (either alone or in addition to other grants under the Plan) restricted stock awards which are shares of APBI Common Stock, subject to restrictions imposed by the Committee. Restricted stock may not be disposed or encumbered by the recipient and may be required to be held in the custody of APBI or an unrelated custodian until the restrictions established by the Committee lapse. The restrictions could, at the discretion of the Committee, include, among others, restrictions that lapse after the recipient completes a specified period of service with APBI. The Committee may also condition the restricted stock awards upon the attainment of performance goals.

    Upon termination of employment during the restriction period, the restricted stock would be forfeited, subject to such exceptions as might be authorized by the Committee including retirement, disability, death or special circumstances.

    Recipients of restricted stock would not normally be required to provide consideration other than the rendering of services; however, the Committee would have the discretion to grant restricted stock for which a cash payment is required. During the restriction period the recipient of restricted stock would have all of the rights of a stockholder of APBI, including the right to vote the shares, and the right to receive any cash dividends. If the recipient remains employed by APBI at the time the restrictions lapse and any conditions imposed are met, he or she would have a right to the restricted stock, free of the foregoing restrictions.

4. Amendment and Termination

    The Board of Directors may at any time amend, suspend or terminate any or all provisions of the Stock Award Plan, provided that, without the consent and approval of the holders of the majority of the shares of APBI Common Stock, it may not (i) increase the total number of shares reserved for issuance under the Plan, (ii) decrease the minimum purchase price for shares, (iii) extend the expiration date of the Plan, (iv) alter the class of employees eligible for grants of awards, (v) increase the maximum term of options granted under the Plan or (vi) withdraw the administration of the Plan from a Committee of the Board of Directors.

U.K. PLAN PROVISIONS

    In order to allow employees who may be subject to taxation in the United Kingdom to receive favorable tax treatment, the Board of Directors has a adopted a U.K. Plan as a part of the Stock Incentive Program that is intended to qualify as an "Approved Share Option Scheme" in the United Kingdom. In most respects, the U.K. Plan is substantially similar to the provisions of the Stock Award Plan, except that restricted stock awards may not be granted under the U.K. Plan. The most significant differences are described below.

1. Eligibility

    Stock options under the U.K. Plan may be granted only to a full-time director or qualifying employee. A director is deemed to be a full-time director if he is required to work 25 or more hours per week and an employee is deemed to be a qualifying employee if he is required to work 20 or more hours per week.

2. Grant of Options

    The aggregate fair market value of the shares of APBI Common Stock that may be acquired by an optionee who holds options under the U.K. Plan and any similar plan of APBI or its subsidiaries is limited to the greater of 100,000 or four times the person's Relevant Emoluments (as defined in the U.K. Plan). Relevant Emoluments would include all wages, salaries and other compensation from employment which is subject to withholding-at-source rules under United Kingdom tax law. The purchase price for each share of APBI Common Stock subject to an option upon the U.K. Plan must be paid in cash at the time of exercise.

FEDERAL INCOME TAX CONSEQUENCES

    The following summary is intended to reflect the current provisions of the Code and the regulations thereunder as applicable to the Stock Award Plan. This summary does not deal with state and local tax considerations or with estate or death taxes or foreign taxes.

a. Incentive Stock Options

    If the employee does not dispose of any shares received upon the exercise of an incentive stock option within two years from the original date of grant of the option or within one year after the transfer of the shares to him or her, whichever is later, and he or she has been an employee of APBI or any of its subsidiaries at all times from the date of grant to the date three months before the date of exercise (which period is extended to one year in the event of total and permanent disability and waived in the event of death), then there will be no tax at the date the option is exercised and the shares are purchased. Furthermore, any gain realized by the employee on a later sale or exchange of such shares will be long-term capital gain and any loss will be long-term capital loss. In such event, APBI is not allowed an income tax deduction at any time in connection with the option.

    If the employee disposes of any shares received upon the exercise of such an option within two years from the original date of grant of the option or within one year after the transfer of such shares to him or her, the employee will be obligated to report as ordinary income for the year in which the disposition occurs the amount (if any) by which such fair market value of the shares on the date of exercise of the option (or, in the case of a sale of such shares at a price less than the fair market value on the date of exercise, the amount realized from such sale) exceeds the amount the employee paid for such shares. Any such ordinary income will increase the employee's tax basis for the purpose of determining gain or loss on the sale or exchange of the shares. The employee will be considered to have disposed of shares if he or she sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge, by transfer on death or in connection with certain bankruptcy proceedings). In such event, APBI is allowed an income tax deduction at the same time and in the same amount as an employee realizes ordinary income.

    The difference between the fair market value of stock acquired upon exercise of an incentive stock option at the time of exercise and the option price is an item of adjustment in determining an employee's alternative minimum taxable income in the year of exercise for purposes of the alternative minimum tax.

b. Non-Statutory Stock Options

    An employee who exercises a non-statutory stock option will realize income, taxable at ordinary income rates, in the amount of the difference between the option price and the fair market value of the shares on the date of exercise, and APBI will be entitled to a corresponding tax deduction in the same amount. Any such ordinary income will increase the employee's tax basis for the purpose of determining gain or loss on the subsequent sale or exchange of the shares. If the holding period and other requirements of the capital gain provisions are satisfied, any gain realized by the employee on a later sale or exchange of such shares will be long-term capital gain and any loss will be long-term capital loss.

c. Restricted Stock Awards

    Unless an election is made as described below, an employee who receives an award of restricted stock under the Stock Award Plan will not realize taxable income at the time of the award, nor will APBI be entitled to a tax deduction at that time. When the awards become vested (i.e., when restrictions lapse through attainment of specified performance goals or otherwise) or the election described below is made, the employee will realize income and APBI may claim a deduction in an amount equal to the fair market value of the shares at such time. Dividends paid to the employee with respect to restricted stock prior to their vesting constitute compensation and, as such, are taxable to the employee and deductible by APBI.

    Pursuant to provisions of Section 83(b) of the Code, the recipient of a restricted stock award under the Stock Award Plan may elect to be taxed at the time of the award. If the employee so elects, the full value of the shares (without regard to restrictions) at the time of the grant, less any amount paid by the employee, will be taxed to the employee as ordinary income and will be deductible by APBI. Dividends paid with respect to the shares after their vesting will be taxable as dividends to the employee and will not be deductible by APBI.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the meeting on the matter is required to approve the amendment to the Stock

Incentive Program. Abstentions are treated as present and entitled to vote on the amendment of the Stock Incentive Program, and accordingly, have the effect of a vote against the proposal. Broker non-votes will not be considered entitled to vote and will have no effect on the vote required for approval.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE STOCK INCENTIVE PLAN.

                                    AUDITORS

    The Company's outside auditors are Arthur Andersen LLP (formerly Arthur Andersen & Company) for the purpose of auditing and reporting upon the financial statements of the Company for the fiscal year ending December 31, 1995. Representatives of Arthur Andersen LLP are expected to be present at the meeting. At that time, such representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                           PROPOSALS OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Secretary of the Company by January 1, 1996 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                  OTHER ACTION

    The Board of Directors knows of no additional matters which are likely to be brought before the meeting. Should any other matter come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment.

    The solicitation of proxies by the Company will be made through the use of the mails, and may be made personally and by telephone by officers and employees of the Company, who will receive no additional compensation therefor. In addition, the Company has retained Shareholder Communications Corporation to solicit proxies for a fee of $6,000 plus the usual expenses incurred in connection with the assembling and mailing of the proxy materials. The cost of the solicitation, including the preparation of the proxy materials, will be borne by the Company.

    It is important that proxies be returned promptly. Therefore, stockholders who do not expect to attend the meeting in person are urged to execute and return the enclosed proxy in the self-addressed stamped envelope provided.

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO APBI INVESTOR RELATIONS, INC., 214 CARNEGIE CENTER, PRINCETON, NEW JERSEY 08540, ATTENTION: MR. JOHN H. TIMONEY, SECRETARY.

Dated: May 15, 1995

                                     APPLIED BIOSCIENCE INTERNATIONAL INC.


                                     By: KENNETH H. HARPER
                                         President, Chief Executive Officer
                                         and Chairman of the Board of Directors

                                                                       EXHIBIT A

                     APPLIED BIOSCIENCE INTERNATIONAL INC.
                    STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

    APPLIED BIOSCIENCE INTERNATIONAL INC., a Delaware corporation (the "Company"), hereby adopts its Stock Option Plan for Outside Directors, effective as of June 22, 1995.

1. Purpose.

    This Stock Option Plan for Outside Directors (the "Plan") is intended to advance the interests of the Company by providing directors of the Company who are not employees of the Company or a subsidiary ("Directors") with an opportunity to acquire a proprietary interest in the Company and an additional incentive to promote its success. All stock options ("Options") granted under the Plan are non-statutory options. The Plan conforms to the provisions of Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934 (the " '34 Act"), as presently in effect.

2. Eligibility and Grant of Options.

    Subject to approval of the Plan by the shareholders of the Company:

        (a) Each Director who is serving on June 22, 1995 shall receive an Option to purchase 6,000 shares as of such date which shall vest in accordance with Section 5 hereof.

        (b) Each new Director shall receive an Option to purchase 6,000 shares of common stock of the Company ("Common Stock") at the time of his or her initial appointment or election to the position of Director.

        (c) Each Director who has received an initial grant shall receive an annual grant of an Option to purchase 6,000 shares on the date of the commencement of each subsequent regular annual stockholders' meeting; provided that the individual continues to serve as a Director immediately following such meeting; and provided further that the Company continues to have sufficient shares reserved pursuant to Section 3 hereof to cover the exercise of all options after giving effect to the new Options.

    The option price for each Option shall be determined as of the date of grant, pursuant to Section 4 below. The Company shall effect the grant of Options under the Plan by the execution and delivery of written option agreements between the Company and the Directors receiving the Options ("Optionees"). No Option, nor anything contained in this Plan shall confer upon any Optionee any right to continue as a Director of the Company nor limit in any way the ability of the Company to terminate his or her service as a Director at any time.

3. Stock.

    The Company has reserved an aggregate of 150,000 shares of Common Stock for issuance pursuant to the exercise of Options granted under the Plan. The aggregate number is subject to future adjustments as hereinafter provided in
Section 8. The aggregate number of shares of Common Stock reserved shall be reduced by the issuance of shares upon the exercise of Options, but it shall not be reduced if Options, for any reason, expire or terminate unexercised. The Company shall not be required to issue or deliver any certificate for shares of its Common Stock purchased upon the exercise of any part of an Option before (i) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed, (ii) receipt of any required representations by the Optionee or completion of any required registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine is necessary or advisable, and (iii) the Company shall have been advised by counsel that all applicable legal requirements have been complied with.

4. Price.

    Except as provided below, the purchase price of each share of Common Stock covered by an Option (the "Option Price") shall be equal to the fair market value, as hereinafter defined, of one share of Common Stock on the date the Option is granted. If the Common Stock is traded in the over-the-counter market, its fair market value on a given day shall be the mean between the closing bid and asked prices on such day as reported by NASDAQ. If the Common Stock is traded on an exchange, its fair market value on a given day shall be the mean of the high and low prices at which it is traded on such day on the exchange on which it generally has the greatest trading volume. In no event shall the Option Price be less than the par value of the Common Stock.

    Payment of the Option Price may be made (a) in cash, (b) by the surrender of shares of Common Stock owned by the Director exercising the Option and having a fair market value on the date of exercise equal to the aggregate Option Price, or (c) any combination thereof. Shares of Common Stock surrendered in payment of the Option Price shall be valued at the fair market value thereof on the date of exercise as defined above.

5. Term and Limitations on Exercise.

    Options may be exercised, in whole or in part, but only with respect to whole shares of Common Stock, as outlined below, by giving timely written notice to the Company:

        (a) The term of any Option shall be ten years from the date it is granted. No Option may be exercised after the expiration of its term or after the date set forth in subsection (c), (d), or (e) below, if earlier.

        (b) No Options shall be exercisable unless and until the shareholders of the Company approve the Plan. Thereafter, the Optionee may exercise this Option in cumulative annual installments of up to one-third of the shares covered by the Option on or after each of the first, second and third anniversary dates of the initial grant of the Option; provided that the Optionee continues to serve as a Director. In the event of the Optionees' death or disability while he is a Director, any further vesting of such Options shall automatically cease.

        (c) If an Optionee ceases to be a Director on account of his death or disability (as determined under the federal Social Security Act), the Optionee (or his or her legatees or distributees or the personal representative of his estate, in the event of his death) may exercise his or her outstanding and vested Options at any time (subject to the limitations of subsection (b) above) until the first to occur of (x) the date that is two years after the Optionee ceases to be a Director or (y) the date on which the Options expire according to their terms.

        (d) If an Optionee ceases to be a Director for any reason other than described in subsection (c) above, the Optionee may exercise his or her outstanding and vested Options at any time (subject to the limitations of subsection (b) above) until the first to occur of (x) the date that is three months after the Optionee ceases to be a Director or (y) the date on which the Options expire according to their terms.

        (e) If an Optionee dies after he ceases to be a Director, but within the time period during which his or her outstanding and vested Options are still exercisable, the Director's outstanding Options may be exercised by his or her legatees or distributees or the personal representative of his or her estate. The vested portion of Options may be exercised at any time (subject to the limitations of subsection (b) above) until the first to occur of (x) the date that is two years after the Optionee ceases to be a Director or (y) the date on which the Options expire according to their terms.

        (f) Notwithstanding the foregoing, in the event of a merger, consolidation, dissolution, or liquidation of the Company, the expiration dates of any outstanding Options may be accelerated and the dates on which outstanding Options may be exercised may be accelerated (to the extent permitted by Rule 16b-3), but the effectiveness of such acceleration, and any exercise of Options pursuant thereto with respect to shares in excess of the number of shares that could have been exercised in the absence of such acceleration, shall be conditioned upon the consummation of the merger, consolidation, dissolution, or liquidation. The Board of Directors shall appoint a committee of persons who meet the requirements of "disinterested persons" under Rule 16b-3 to determine whether such acceleration shall occur.

        (g) Notwithstanding anything herein to the contrary, Options shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3, or any replacement rule adopted pursuant to the provisions of the '34 Act, as the same now exists or may, from time to time, be amended.

        (h) The exercise of any Option and delivery of the Option shares shall be contingent upon the receipt by the Company of the full purchase price in cash or shares of Common Stock as provided in Section 4.

6. Non-transferability of Options.

    Options, by their terms, shall not be transferable other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee's guardian or legal representative.

7. Tax Withholding.

    To the extent required by applicable federal, state, local or foreign law, an Optionee shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the exercise of an Option or any sale of the shares of Common Stock acquired upon exercise of an Option. The Company shall not be required to issue shares until such obligations are satisfied. The Company may permit these obligations to be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to him or her upon exercise of the Option.

8. Effect of Stock Dividends and Other Changes.

    Appropriate adjustments shall be made to the price of the shares and the number of shares subject to option if there are any changes in the Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, or consolidations.

9. Administration of the Plan.

    The Board of Directors shall be responsible for the proper implementation of the Plan, but the Board of Directors shall not exercise any discretion with respect to the administration of the Plan. As required by Rule 16b-3, a person who does not meet the requirements of a "disinterested person" under Rule 16b-3 may not be given discretion concerning the administration of the Plan.

10. Expiration and Termination of the Plan.

    Options may be granted under the Plan at any time until the Plan is terminated by the Board of Directors or until such earlier date when termination of the Plan shall be required by applicable law. If not sooner terminated, the Plan shall terminate automatically on June 22, 2005, which is ten years from the effective date of this Plan.

11. Amendments.

    The Board of Directors may from time to time make such changes in and additions to the Plan as it may deem proper; provided that, if and to the extent required by Rule 16b-3, no change shall be made that increases the total number of shares reserved for issuance pursuant to Options granted under the Plan (except pursuant to Section 8), expands the class of persons eligible to receive Options, or materially increases the benefits accruing to Optionees under the Plan, unless such change is authorized by the shareholders. In addition, if and to the extent required by Rule 16b-3, the provisions of the Plan may not be amended more frequently than once every six months unless otherwise required by law and permitted by Rule 16b-3. The termination of the Plan or any change or addition to the Plan shall not, without the consent of any Optionee who is adversely affected thereby, alter any Options previously granted to the Optionee pursuant to the Plan.

12. Effective Date.

    The Plan shall be effective as of June 22, 1995, subject to approval by the Company's shareholders on such date.

                                                                       EXHIBIT B

    The section of the APBI Stock Incentive Program (1990) entitled "Shares Reserved" would be amended and replaced in its entirety by the following:

                                SHARES RESERVED

    The Board of Directors shall reserve for purposes of the Stock Award Plan and the United Kingdom Scheme, out of the Company's authorized but unissued common stock, par value $0.01 per share ("Common Stock"), or out of shares of Common Stock held in the Company's Treasury, or partly out of each, a total of 6,500,000 shares of Common Stock (or the number and kind of shares of Common Stock or other securities which, in accordance with Section 7 of the Stock Award Plan and Clause 8 of the United Kingdom Scheme, shall be substituted for such shares or for which such shares shall be adjusted).

    In the event that an option or other stock award granted under the Stock Incentive Program expires or is terminated unexercised as to any shares covered by such option or award, such shares shall thereafter be again available for the granting of options and stock awards under this Stock Incentive Program.

    During the remaining term of this Plan, additional Options and Restricted Stock Awards granted or awarded to any single Eligible Employee shall not entitle such Participant to acquire in excess of 300,000 shares of Common Stock, in the aggregate. For purposes hereof, the remaining term of this Plan shall begin as of the date the Company's stockholders approve this amendment of the Plan.

                     APPLIED BIOSCIENCE INTERNATIONAL INC.
                 PROXY CARD ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS JUNE 22, 1995

   The undersigned hereby appoints Kenneth H. Harper, Stephen L. Waechter and John H. Timoney, and each of them with full power of substitution, as proxies to represent the undersigned at the 1995 Annual Meeting of Stockholders of Applied Bioscience International Inc. ("APBI") to be held at the offices of Lehman Brothers Inc., 625 Madison Avenue, New York, New York, on Thursday, June 22, 1995 at 11:00 a.m. Eastern Daylight Time, or at any adjournment or adjournments thereof, and to vote upon the following matters the number of shares which the undersigned would be entitled to vote if personally present:

   1. Election of Directors
      Nominee: Mr. Frederick Frank
      FOR the nominees / /            VOTE WITHHELD from the nominees / /

   2. Approval of a proposal to adopt a Stock Option Plan for Outside Directors.
                FOR / /                AGAINST / /                ABSTAIN / /

   3. Approval of a proposal to amend the APBI Stock Incentive Program (1990) in order to increase the number of shares of APBI Common Stock reserved for grants of options and restricted stock awards under such Program from 5,000,000 to 6,500,000 and place certain limitations on the number of options and restricted stock awards that may be awarded to any of APBI's senior executives or other plan participants during the remaining term of such program.
                FOR / /                AGAINST / /                ABSTAIN / /

   4. Upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

                          (Continued and to be DATED and SIGNED on REVERSE SIDE)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEE SET FORTH ABOVE, FOR THE PROPOSED STOCK OPTION PLAN FOR OUTSIDE DIRECTORS AND FOR THE PROPOSED AMENDMENT TO THE APBI STOCK INCENTIVE PROGRAM
(1990).
                                            Dated: _____________________, 1995

                                            ____________________________________

                                               Stockholder's Signature

                                            Please sign exactly as your
                                            name appears hereon. When
                                            signing as attorney,
                                            executor, administrator,
                                            trustee or guardian, please
                                            give full title as such. If
                                            signer is a corporation,
                                            please sign in full corporate
                                            name by authorized officer.
                                            If signer is a partnership,
                                            please sign in partnership
                                            name by authorized person. If
                                            shares are held jointly, both
                                            must sign.

                                            PLEASE DATE, SIGN AND RETURN
                                            THIS PROXY CARD PROMPTLY
                                            USING THE ENCLOSED ENVELOPE.